Exhibit 99.1

News Release

STANDARD PACIFIC CORP. REPORTS SECOND QUARTER EARNINGS OF $1.44 PER SHARE

Financial and Operating Highlights – 2006 Second Quarter vs. 2005 Second Quarter

•	Earnings per share of $1.44 vs. $1.54 last year

•	Net income of $96.5 million compared to $107.6 million last year

•	Homebuilding revenues up 5% to a record $1.0 billion

•	2,677* new home deliveries vs. 2,741 last year

•	Homebuilding gross margin down 30 basis points to 27.2%

•	Adjusted Homebuilding EBITDA** of $184 million, and an EBITDA margin of 18.4%

•	LTM return on average equity of 26.0%

•	1,887* net new home orders and quarter-end backlog of 5,480* homes

•	Backlog valued at $2.1 billion compared to $2.5 billion last year

Full-year Guidance for 2006 revised to $5.10 to $5.40 per share.

IRVINE, CALIFORNIA, July 27, 2006, Standard Pacific Corp. (NYSE:SPF) today reported the Company’s 2006 second quarter operating results. Net income for the quarter ended June 30, 2006 was $96.5 million, or $1.44 per diluted share, compared to $107.6 million, or $1.54 per share, in the year earlier period. Homebuilding revenues were up 5% to a record $1.0 billion for the 2006 second quarter versus $952 million last year.

Stephen J. Scarborough, Chairman and Chief Executive Officer, stated, “The changing market tone that surfaced at the end of 2005 has continued to evolve during the first half of 2006, and we are clearly facing an increasingly competitive environment in most of our major markets across the country. We are impacted by growing levels of both new and existing home inventories, a steadily increasing interest rate environment, reduced affordability and weaker homebuyer confidence. All of these conditions have resulted in lower sales rates and higher levels of cancellations which have given rise to a greater use of incentives and other forms of discounting.”

“It is difficult to predict when market conditions will stabilize and improve in our primary markets. However, we are taking the necessary steps to respond to the challenges that we all face while positioning the Company for the future. We have intensified our effort to manage our cash flows, including slowing our starts and reducing our capital outlays for land. And while we have had reasonable success during the first half of the year with the introduction of a number of our new

*	Excludes the Company’s unconsolidated joint ventures.

**	For a definition of Adjusted Homebuilding EBITDA and a reconciliation of net income to Adjusted Homebuilding EBITDA and cash flows from operating activities to Adjusted Homebuilding EBITDA, please see the Selected Financial Data included herewith.

communities that are well located and competitively priced, we have moderated our planned openings for the balance of the year in response to the slowing market environment that we face.”

“Going forward, we will continue to adjust our new home pricing strategy to balance our volume and margin objectives. During the quarter we were able to generate a relatively strong gross margin of 27.2% with a modest 2% reduction in unit deliveries year over year. We are also working to realign our fixed cost structure to match current activity levels and continue our efforts to reduce our production costs while improving our cycle times.”

Mr. Scarborough continued, “We have adjusted our business plan for 2006 to respond to these challenging market conditions and to reflect our expectation of generally lower absorption rates on a project-by-project basis going forward. We are targeting approximately 10,400 deliveries, excluding 425 joint venture homes, homebuilding revenues of approximately $4.0 billion, and earnings of $5.10 to $5.40 per share. Our expectations for the balance of the year are supported by our backlog of nearly 5,500 homes, valued at $2.1 billion, which, while subject to cancellations, represents approximately 95% of our projected 2006 revenue target when combined with our first half results. For the third quarter we are projecting approximately 2,275 deliveries, excluding 50 joint venture homes, and homebuilding revenues of approximately $850 million, with initial earnings guidance of $0.80 to $0.85 per share.”

“We continue to be focused on maintaining a sound balance sheet and diversified capital structure. We ended the quarter with over $1.8 billion in shareholders’ equity, and leverage within our targeted range. In addition, to further strengthen our balance sheet and improve our liquidity during the quarter, we refinanced $350 million of revolver borrowings with two new term loans, increased our revolving credit facility commitment to $1.1 billion and added a new $400 million accordion feature to the facility.”

Mr. Scarborough concluded, “During the second quarter we repurchased an additional 1.9 million shares, which brings our year-to-date total to nearly 3.3 million shares, which depleted our previous $100 million buyback authorization. Accordingly, our Board approved a new $50 million repurchase limit for additional buybacks. While we believe that share repurchases at current prices are a sound use of our capital, we will be thoughtful about the degree of future buybacks so as not to undermine the strength of our balance sheet and our credit quality.”

Homebuilding Operations

Homebuilding pretax income for the 2006 second quarter decreased 11% to $154.1 million from $172.4 million in the year earlier period. The decrease in pretax income was driven by a 30 basis point lower homebuilding gross margin percentage, a 130 basis point increase in our SG&A rate and a $15.8 million decrease in other income (expense). These negative factors were partially offset by a 5% increase in homebuilding revenues and a $6.0 million increase in joint venture income.

Homebuilding revenues for the 2006 second quarter increased 5% to $1,003.9 million from $952.3 million last year. The increase in revenues was primarily attributable to an 8% increase in our consolidated average home price to $374,000, partially offset by a 2% decrease in new home deliveries (exclusive of joint ventures).

The 2% decrease in new home deliveries companywide was influenced by the following regional operations. During the 2006 second quarter, the Company delivered 703 new homes in California (exclusive of joint ventures), an 8% decrease from the 2005 second quarter. Deliveries were up 12% in Southern California to 526 new homes (excluding 16 joint venture deliveries) reflecting the rebound in order activity last year. Deliveries were down 41% in Northern California to 177 new homes (excluding 34 joint venture deliveries), and primarily reflects the decrease in new home orders we began to experience in the second half of 2005 resulting from a slowdown in new home demand, coupled with a decrease in the number of active selling communities during the same period, particularly in the San

Francisco Bay area. In Florida, the Company delivered 756 new homes in the second quarter of 2006, representing a 10% year-over-year decline. The lower Florida delivery total was due to a modest decrease in net new orders in the state last year combined with an increase in the state’s cancellation rate during the first half of 2006. The Company delivered 275 homes (excluding 5 joint venture deliveries) during the 2006 second quarter in Arizona, a 48% decrease from the 2005 second quarter. The lower level of new home deliveries was due to a modest decline in net new orders in the state last year as well as a significant jump in the Phoenix division’s cancellation rate during the second quarter of 2006. In the Carolinas, deliveries were off 18% to 219 new homes driven primarily by a slight reduction in the number of active selling communities this year, coupled with a modest slowdown in order activity during the 2006 second quarter. New home deliveries were up 171% in Texas to 574 new homes, driven by improving market conditions in Dallas and Austin, combined with the delivery of 303 homes from our new San Antonio division. Deliveries were up 21% in Colorado to 150 new homes for the quarter.

During the 2006 second quarter, the Company’s average home price increased 8% to $374,000. The Company’s regional average home prices changed as follows. Our average home price in California was $729,000 for the second quarter of 2006, a 10% increase from the year earlier period. The higher average home price was primarily due to a greater delivery mix of more expensive homes from the Company’s Orange County, Ventura, and San Diego divisions in Southern California. Our average price in Florida was up 16% from the year ago period to $271,000, and primarily reflects the impact of general price increases throughout the state experienced last year and, to a lesser degree, a shift in product mix. Our average price in Arizona was up 51% to $318,000, primarily reflecting the strong level of price appreciation experienced in Phoenix during 2004 and much of 2005. Our average price was up 21% in the Carolinas and primarily reflected a change in delivery mix. Our average price in Texas was down 15%, primarily reflecting the addition of San Antonio last year, where our average home price was $145,000. Companywide, we expect that our full-year average new home price will increase approximately $38,000, or 11%, to $385,000 in 2006. We are projecting a 2006 third quarter average home price of $375,000, up 11% over the 2005 third quarter average. The expected increase in the 2006 third quarter and full year average home prices primarily reflect the significant appreciation in new home prices experienced in the Phoenix market in 2005 and the more moderate level of price appreciation experienced in the California and Florida markets over the same time period.

The Company’s 2006 second quarter homebuilding gross margin percentage was down 30 basis points year-over-year to 27.2%. The slight decrease in the year-over-year gross margin percentage was driven primarily by a lower gross margin in Southern California offset, in part, by higher gross margins in Northern California, Florida, and Arizona. In addition, margins in the Carolinas and Texas continue to improve, but are still below our company-wide average. The higher gross margin percentages in most of our markets reflected our ability to raise home prices during much of 2005 as a result of healthy housing demand during the year. Our homebuilding gross margin percentage for the 2006 third quarter is expected to be in the 23.0% to 24.0% range, while our margin for the full year is expected to be approximately 25.0% to 25.5%. While difficult to estimate under changing market conditions, our 2006 full year gross margin guidance reflects our best estimate at this time for the level of incentives needed in certain of our markets to sell homes.

Selling, general and administrative expenses (including corporate G&A) for the 2006 second quarter increased 130 basis points to 12.3% of homebuilding revenues, which was at the low end of our guidance for the quarter, and compared to 11.0% last year. The higher level of SG&A expenses as a percentage of homebuilding revenues was primarily due to (1) increased levels of sales and marketing expenses, including outside sales commissions and advertising, as a result of the general slowdown in new housing demand in our largest markets, (2) the shifting geographic mix of our deliveries, where our non-California operations generally incur higher levels of SG&A expenses as a percentage of revenues, (3) an increase in equity-based compensation, including the cost of expensing stock options and other share-based awards, and (4) overhead incurred in connection with our start-up operations in Bakersfield, the Central Valley of California and Las Vegas. Our projected SG&A rate for 2006 is expected to be approximately 12.0% to 12.5%, while the 2006 third quarter rate is expected to be approximately 13.5% to 14.0%.

Income from unconsolidated joint ventures was up $6.0 million for the 2006 second quarter to $19.2 million. For the quarter, $14.0 million of joint venture income was generated from land sales to other builders while $5.4 million was generated from new home deliveries. Deliveries from the Company’s unconsolidated homebuilding joint ventures totaled 55 new homes in the 2006 second quarter versus 109 last year. For 2006, we are projecting approximately $60-$65 million in total joint venture income of which $25 million is expected to be generated from approximately 425 new home deliveries and approximately $40 million is projected from profits from joint venture land sales to other builders. For the 2006 third quarter, we are projecting $6 million in total venture income, of which $3 million is expected to be generated from the delivery of approximately 50 joint venture homes and approximately $3 million is projected from venture land sale income.

Other income (expense) for the 2006 second quarter includes a pre-tax charge of approximately $16.3 million related to the write-off of deposits and capitalized pre-acquisition costs for abandoned or uncertain projects.

Net new orders companywide for the second quarter of 2006 totaled 1,887 homes, a 41% decrease from the 2005 second quarter, while gross orders were off 22% year-over-year. The overall decline in unit orders resulted from the slowing of demand for homes in the Company’s three largest markets, California, Florida and Arizona. The declining level of demand in these markets is generally attributable to reduced housing affordability, higher mortgage interest rates, and increased levels of new and existing homes for sale. These conditions have also contributed to an erosion of homebuyer confidence in many of these markets.

Excluding joint ventures, net new home orders were off 56% year-over-year in Southern California on a 33% higher average community count. The lower level of sales activity in Southern California was due to: (1) a softening in buyer demand across all divisions in the region, and (2) a doubling of our cancellation rate. In Northern California, net new home orders were down 48% on a 31% higher average community count. The year-over-year decrease in new home orders during the quarter reflected a slowdown in demand which began in the latter half of 2005 compared to the robust pace experienced in 2004 and the first half of 2005. Net order activity, however, was up slightly year-over-year in Sacramento.

Net new home orders were down 67% in Florida on a 13% lower community count. A number of factors contributed to the year-over-year decrease in Florida order activity: (1) a softening in buyer demand, most notably in South and Southwest Florida, Jacksonville and Orlando, (2) a nearly threefold increase in our cancellation rate, and (3) reduced product availability in our Orlando and Jacksonville divisions.

In Arizona, net new home orders were down 62% on a 100% higher average community count. The Phoenix market is clearly experiencing challenging market conditions for new and existing homes as evidenced by the surge in our cancellation rate during the second quarter and the increasing need for incentives to sell homes.

Orders were down 16% in the Carolinas on a 5% lower community count, and up 88% in Texas on a 54% higher average community count. The Texas total for the 2006 second quarter includes 223 net new home orders generated from 16 communities from the Company’s new San Antonio division. In Colorado, orders were up 7% on an 18% higher community count. Housing market conditions in the Company’s Texas markets are generally improving compared to the year earlier period, while housing market conditions in Colorado remain challenging. The tone of the Carolina markets, while off slightly year-over-year, generally feels good.

The Company’s cancellation rate (excluding joint ventures) for the 2006 second quarter was 36%, up from the year earlier rate of 15%. As mentioned above, the Company’s cancellation rate was up meaningfully year-over-year in California, Florida and Arizona.

The 2006 second quarter backlog of 5,480 presold homes (excluding 240 joint venture homes) was valued at $2.1 billion (excluding $128 million of joint venture backlog), a decrease of 17% from the June 30, 2005 backlog value, reflecting the slowdown in order activity during 2006, particularly in the second quarter.

The Company ended the quarter with 203 active selling communities (excluding 10 joint venture communities), a 23% increase over the year earlier period. The Company is projecting to open approximately 110-120 new communities for the full year compared to 92 last year. The revised new community target for the year reflects adjustments in all of our markets with the largest reduction in new openings in Arizona as a result of the meaningful slowing of housing demand in the state. The Company is targeting approximately 245 communities by the end of 2006, representing a 35% year-over-year increase.

Financial Services

In the 2006 second quarter, the Company’s financial services subsidiary generated pretax income of $744,000 compared to $1.3 million in the year earlier period. The lower level of profitability was driven primarily by a decrease in margins on loans sold and a decline in the amount of net interest income earned on loans held for sale, which were partially offset by an increase in the dollar volume of loans sold.

Financial services joint venture income, which is derived from mortgage banking joint ventures with third party financial institutions and, which are currently operating in conjunction with our homebuilding divisions in the Carolinas, and Tampa, Orlando and Southwestern Florida, was down 25% to $374,000. The lower level of income was primarily due to the transition this year of the Company’s Colorado operations from a joint venture arrangement to the Company’s wholly-owned financial services subsidiary.

Earnings Conference Call

A conference call to discuss the Company’s 2006 second quarter earnings will be held at 11:00 am Eastern time tomorrow, Friday, July 28, 2006. The call will be broadcast live over the Internet and can be accessed through the Company’s website at http://standardpacifichomes.com/ir. The call will also be accessible via telephone by dialing (800) 946-0783. The entire audio transmission with the synchronized slide presentation will also be available on our website for replay within 2 to 3 hours following the live broadcast, and can be accessed by dialing (888) 203-1112 (Passcode: 7483081).

Standard Pacific, one of the nation’s largest homebuilders, has built homes for more than 87,000 families during its 40-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado, and Nevada. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Family Lending Services, SPH Home Mortgage, Home First Funding, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

This news release contains forward-looking statements. These statements include but are not limited to statements regarding: steps being taken to respond to market challenges and positioning the Company for the future; moderating planned openings in response to the slowing market environment; adjusting pricing strategy to balance volume and margin objectives; realigning our fixed cost structure to match current activity levels and continuing our efforts to reduce production costs while improving cycle times; our share repurchase strategy and desire to maintain the strength of our balance sheet and credit quality; the percentage of targeted revenues and deliveries in backlog; housing market conditions in the markets in which the Company operates; orders and backlog; expected new community openings and active subdivisions; the Company’s expected earnings, earnings per share, deliveries and revenues; the Company’s expected SG&A rate; expected average home prices; expected homebuilding gross margins; and expected joint venture income and deliveries. Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of our control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for and affordability of single-family homes; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of our business; governmental regulation, including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; risks relating to our mortgage banking operations, including hedging activities; future business decisions and our ability to successfully implement our operational, growth and other strategies; litigation and warranty claims; and other risks discussed in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2005. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:

Andrew H. Parnes, Executive Vice President-Finance & CFO (949) 789-1616, aparnes@stanpac.com or Lloyd H. McKibbin, Vice President & Treasurer (949) 789-1603, lmckibbin@stanpac.com.

(end of text, tables follow)

STANDARD PACIFIC CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Homebuilding:
Revenues	$1,003,879	$952,333	$1,882,899	$1,788,679
Cost of sales	(731,230)	(690,376)	(1,351,029)	(1,309,555)

Gross margin	272,649	261,957	531,870	479,124

Selling, general and administrative expenses	(123,907)	(104,776)	(238,375)	(197,135)
Income from unconsolidated joint ventures	19,167	13,143	25,744	17,500
Other income (expense)	(13,766)	2,057	(12,502)	3,805

Homebuilding pretax income	154,143	172,381	306,737	303,294

Financial Services:
Revenues	5,926	4,738	10,236	8,594
Expenses	(5,182)	(3,451)	(9,555)	(7,217)
Income from unconsolidated joint ventures	374	502	1,041	941
Other income	433	206	651	312

Financial services pretax income	1,551	1,995	2,373	2,630

Income before taxes	155,694	174,376	309,110	305,924
Provision for income taxes	(59,199)	(66,775)	(117,858)	(116,208)

Net Income	$96,495	$107,601	$191,252	$189,716

Earnings Per Share:
Basic	$1.48	$1.59	$2.90	$2.81
Diluted	$1.44	$1.54	$2.82	$2.72
Weighted Average Common Shares Outstanding:
Basic	65,266,483	67,573,982	66,046,723	67,488,662
Diluted	67,006,759	69,828,262	67,911,393	69,737,038
Cash dividends per share	$0.04	$0.04	$0.08	$0.08

Selected Operating Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
New homes delivered:
Southern California	526	468	977	798
Northern California	177	298	345	659

Total California	703	766	1,322	1,457

Florida	756	841	1,473	1,659
Arizona	275	532	634	974
Carolinas	219	266	455	434
Texas	574	212	1,006	348
Colorado	150	124	260	230

Consolidated total	2,677	2,741	5,150	5,102

Unconsolidated joint ventures:
Southern California	16	30	43	40
Northern California	34	75	40	110
Arizona	5	4	11	5

Total unconsolidated joint ventures	55	109	94	155

Total (including joint ventures)	2,732	2,850	5,244	5,257

Average selling prices of homes delivered:
Southern California	$723,000	$637,000	$697,000	$701,000
Northern California	$747,000	$708,000	$760,000	$666,000
Total California	$729,000	$665,000	$714,000	$685,000
Florida	$271,000	$234,000	$267,000	$220,000
Arizona	$318,000	$211,000	$290,000	$204,000
Carolinas	$186,000	$154,000	$182,000	$155,000
Texas	$192,000	$225,000	$191,000	$226,000
Colorado	$305,000	$330,000	$308,000	$316,000
Consolidated (excluding joint ventures)	$374,000	$346,000	$364,000	$349,000
Unconsolidated joint ventures	$769,000	$729,000	$788,000	$708,000
Total (including joint ventures)	$382,000	$360,000	$372,000	$360,000
Net new orders:
Southern California	319	732	816	1,240
Northern California	117	223	231	501

Total California	436	955	1,047	1,741

Florida	345	1,054	796	1,804
Arizona	183	476	671	992
Carolinas	289	345	524	604
Texas	518	276	1,097	556
Colorado	116	108	272	260

Consolidated total	1,887	3,214	4,407	5,957

Unconsolidated joint ventures:
Southern California	57	45	62	84
Northern California	37	35	54	76
Arizona	—	4	—	6
Illinois	4	—	15	—

Total unconsolidated joint ventures	98	84	131	166

Total (including joint ventures)	1,985	3,298	4,538	6,123

Selected Operating Data (continued)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Average number of selling communities during the period:
Southern California	36	27	34	26
Northern California	17	13	15	14

Total California	53	40	49	40

Florida	48	55	47	54
Arizona	28	14	28	14
Carolinas	20	21	19	20
Texas	37	24	38	24
Colorado	13	11	13	12

Consolidated total	199	165	194	164

Unconsolidated joint ventures:
Southern California	2	3	2	2
Northern California	5	3	5	3
Arizona	—	1	—	1
Illinois	1	—	1	—

Total unconsolidated joint ventures	8	7	8	6

Total (including joint ventures)	207	172	202	170

			At June 30,
			2006	2005
Backlog (in homes):
Southern California			824	1,143
Northern California			184	581

Total California			1,008	1,724

Florida			1,599	2,948
Arizona			1,455	1,474
Carolinas			276	335
Texas			920	478
Colorado			222	241

Consolidated total			5,480	7,200

Unconsolidated joint ventures:
Southern California			116	69
Northern California			57	85
Arizona			20	4
Illinois			47	—

Total unconsolidated joint ventures			240	158

Total (including joint ventures)			5,720	7,358

Selected Operating Data (continued)

	At June 30,
	2006	2005
Backlog (estimated dollar value in thousands):
Southern California	$660,427	$752,795
Northern California	127,628	393,229

Total California	788,055	1,146,024

Florida	470,145	743,259
Arizona	483,398	360,429
Carolinas	56,159	53,277
Texas	194,595	107,257
Colorado	76,076	85,943

Consolidated total	2,068,428	2,496,189

Unconsolidated joint ventures:
Southern California	60,531	53,653
Northern California	41,274	60,518
Arizona	6,021	1,141
Illinois	20,397	—

Total unconsolidated joint ventures	128,223	115,312

Total (including joint ventures)	$2,196,651	$2,611,501

Building sites owned or controlled:
Southern California	14,022	15,638
Northern California	8,082	5,483

Total California	22,104	21,121

Florida	13,821	11,967
Arizona	12,469	11,976
Carolinas	4,717	4,496
Texas	10,273	4,385
Colorado	1,318	1,812
Nevada	3,019	—
Illinois	220	—

Total (including joint ventures)	67,941	55,757

Total building sites owned	38,650	32,274
Total building sites optioned	14,323	14,208
Total joint venture lots	14,968	9,275

Total (including joint ventures)	67,941	55,757

Completed and unsold homes:
Consolidated	425	151
Joint ventures	—	3

Total (including joint ventures)	425	154

Homes under construction:
Consolidated	6,952	6,488
Joint ventures	735	263

Total (including joint ventures)	7,687	6,751

Selected Financial Data

	Three Months Ended June 30,
	2006	2005
	(Dollars in thousands)
Net income	$96,495	$107,601
Net cash provided by (used in) operating activities	$(61,116)	$(111,960)
Net cash provided by (used in) investing activities	$(58,317)	$1,465
Net cash provided by (used in) financing activities	$98,273	$109,221
Adjusted Homebuilding EBITDA(1)	$184,317	$190,346
Homebuilding SG&A as a percentage of homebuilding revenues	12.3%	11.0%
Homebuilding interest incurred	$37,689	$22,680
Homebuilding interest capitalized to inventories owned	$34,527	$20,588
Homebuilding interest capitalized to investments in and advances to unconsolidated joint ventures	$3,162	$2,092
Ratio of LTM Adjusted Homebuilding EBITDA to homebuilding interest incurred	6.8x	8.5x

(1)	Adjusted Homebuilding EBITDA means net income (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) expensing of previously capitalized interest included in cost of sales, (c) material noncash impairment charges, if any, (d) homebuilding depreciation and amortization, (e) amortization of stock-based compensation, (f) income from unconsolidated joint ventures and (g) income from financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that Adjusted Homebuilding EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP.

The tables set forth below reconcile net cash provided by (used in) operating activities and net income, calculated and presented in accordance with GAAP, to Adjusted Homebuilding EBITDA:

	Three Months Ended June 30,		LTM Ended June 30,
	2006	2005	2006	2005
		(Dollars in thousands)
Net cash provided by (used in) operating activities	$(61,116)	$(111,960)	$(355,335)	$55,025
Add:
Income taxes	59,199	66,775	271,480	248,792
Expensing of previously capitalized interest included in cost of sales	18,571	14,968	69,869	65,291
Excess tax benefits from share-based payment arrangements	358	—	2,426	—
Less:
Income from financial services subsidiary	744	1,287	2,762	3,181
Depreciation and amortization from financial services subsidiary	136	140	578	547
Loss on early extinguishment of debt	—	—	5,938	—
Net changes in operating assets and liabilities:
Trade and other receivables	(25,667)	48,784	(34,050)	83,046
Inventories-owned	206,223	197,965	897,906	329,417
Inventories-not owned	(33,093)	(16,191)	796	19,142
Deferred income taxes	7,192	3,032	21,683	9,095
Other assets	3,019	14,201	4,187	9,496
Accounts payable	5,063	(9,541)	6,385	(35,836)
Accrued liabilities	5,448	(16,260)	(40,590)	(41,847)

Adjusted Homebuilding EBITDA	$184,317	$190,346	$835,479	$737,893

(1)	Continued

	Three Months Ended June 30,		LTM Ended June 30,
	2006	2005	2006	2005
		(Dollars in thousands)
Net income	$96,495	$107,601	$442,520	$403,146
Add:
Cash distributions of income from unconsolidated joint ventures	25,012	11,861	99,561	49,742
Income taxes	59,199	66,775	271,480	248,792
Expensing of previously capitalized interest included in cost of sales	18,571	14,968	69,869	65,291
Homebuilding depreciation and amortization	1,662	1,096	6,425	3,775
Amortization of stock-based compensation	3,663	2,977	17,926	9,171
Less:
Income from unconsolidated joint ventures	19,541	13,645	69,540	38,843
Income from financial services subsidiary	744	1,287	2,762	3,181

Adjusted Homebuilding EBITDA	$184,317	$190,346	$835,479	$737,893

Balance Sheet Data

(Dollars in thousands, except per share amounts)

	At June 30,
	2006		2005
Stockholders’ equity per share	$28.53		$22.40
Ratio of total debt to total book capitalization(1)	54.9%		47.7%
Ratio of adjusted net homebuilding debt to total book capitalization(2)	53.3%		44.9%
Ratio of total debt to LTM adjusted homebuilding EBITDA(1)	2.7	x	1.9	x
Ratio of adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA(2)	2.5	x	1.7	x
Homebuilding interest capitalized in inventories owned	$110,774		$68,279
Homebuilding interest capitalized as a percentage of inventories owned	3.1%		2.7%

(1)	Total debt at June 30, 2006 and 2005 includes $84.6 million and $112.0 million, respectively, of indebtedness of the Company’s financial services subsidiary and $48.4 million and $34.4 million, respectively, of indebtedness included in liabilities from inventories not owned.

(2)	Net homebuilding debt reflects the offset of $4.8 million and $2.1 million in cash and equivalents at June 30, 2006 and 2005, respectively, against homebuilding debt of $2,100.1 million and $1,237.1 million, respectively. Adjusted net homebuilding debt at June 30, 2006 and 2005 is further adjusted to exclude $84.6 million and $112.0 million, respectively, of indebtedness of the Company’s financial services subsidiary and $48.4 million and $34.4 million, respectively, of indebtedness included in liabilities from inventories not owned. We believe that the adjusted net homebuilding debt to total book capitalization and adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA ratios are useful to investors as a measure of our ability to obtain financing. These are non-GAAP ratios and other companies may calculate these ratios differently.

STANDARD PACIFIC CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Homebuilding:
Cash and equivalents	$9,772	$18,824
Trade and other receivables	48,752	74,986
Inventories:
Owned	3,578,224	2,928,850
Not owned	386,569	590,315
Investments in and advances to unconsolidated joint ventures	322,752	285,760
Deferred income taxes	59,232	58,681
Goodwill and other intangibles, net	121,199	120,396
Other assets	69,781	60,052

	4,596,281	4,137,864

Financial Services:
Cash and equivalents	5,974	9,799
Mortgage loans held for sale	92,844	129,835
Other assets	6,504	3,344

	105,322	142,978

Total Assets	$4,701,603	$4,280,842

LIABILITIES AND STOCKHOLDERS’ EQUITY
Homebuilding:
Accounts payable	$102,531	$115,082
Accrued liabilities	286,765	345,294
Liabilities from inventories not owned	120,470	48,737
Revolving credit facility	424,800	183,100
Trust deed and other notes payable	76,893	97,031
Senior notes payable	1,449,198	1,099,153
Senior subordinated notes payable	149,177	149,124

	2,609,834	2,037,521

Financial Services:
Accounts payable and other liabilities	2,741	2,246
Mortgage credit facilities	84,594	123,426

	87,335	125,672

Total Liabilities	2,697,169	2,163,193

Minority Interests	169,648	378,490
Stockholders’ Equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 64,313,589 and 67,129,010 shares outstanding, respectively	643	671
Additional paid-in capital	314,990	405,638
Retained earnings	1,518,770	1,332,850
Accumulated other comprehensive income	383	—

Total Stockholders’ Equity	1,834,786	1,739,159

Total Liabilities and Stockholders’ Equity	$4,701,603	$4,280,842